Exhibit 99.3

MEDecision	The Ruth Group
Carl Smith	Stephanie Carrington
(610) 540-0202	(646) 536-7017
Carl.Smith@MEDecision.com	scarrington@theruthgroup.com

MEDecision Announces Resignation of

President and Chief Operating Officer

WAYNE, Pa. — August 15, 2007 — MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to health care payers, today announced that its Board of Directors has accepted the resignation of President and Chief Operating Officer John H. Capobianco. The Board has initiated an executive search for his replacement. In the interim, MEDecision Founder and Chief Executive Officer David St.Clair will fill Capobianco’s role. Capobianco has also resigned from the Company’s Board of Directors.

“John has played an important role in MEDecision’s growth in recent years,” St.Clair said. “His contributions were significant in positioning the Company and our solutions, and in building the client foundation that will enable us to take the Company to its next level of development. Our management team is committed to working together to improve our operations and sales functions. With five recent contract signings inclusive of two new customers and a very solid product portfolio, we are well positioned for success going forward.”

About MEDecision

Founded in 1988, MEDecision provides health care payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ health care. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws,

including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other product and brand names are trademarks of their respective owners. MEDE-E